UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

COMMONWEALTH REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT OF COMMONWEALTH REIT

This supplemental disclosure to the Definitive Proxy Statement on Schedule 14A filed by CommonWealth REIT, or the Company, with the Securities and Exchange Commission on February 25, 2013, or the Definitive Annual Meeting Proxy Statement, is being made to update certain information in the Definitive Annual Meeting Proxy Statement.  The supplemental information contained herein should be read in conjunction with the Definitive Annual Meeting Proxy Statement.  Defined terms used but not defined herein shall have the meaning set forth in the Definitive Annual Meeting Proxy Statement.

On April 12, 2013, the Board of Trustees, or the Board, of the Company elected to be subject to Section 3-803 of the Maryland Unsolicited Takeovers Act and filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland in connection therewith.  Pursuant to this election, our Board is divided into three classes: Joseph L. Morea in Class I with a term of office expiring at our 2013 annual meeting of shareholders; Barry M. Portnoy and Frederick N. Zeytoonjian in Class II with a term of office expiring at our 2014 annual meeting of shareholders; and William A. Lamkin and Adam D. Portnoy in Class III with a term of office expiring at our 2015 annual meeting of shareholders.  Additionally, we believe that as a result of this election the Trustees may only be removed for cause.  The term of office of each Trustee has not changed as a result of this election.

All references in the Definitive Annual Meeting Proxy Statement and proxy to: Group III shall be a reference to Class I; Group II shall be a reference to Class III; and Group I shall be a reference to Class II.